EXHIBIT 11
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                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES


Exhibit (11) - Statement Re: Computation of Earnings Per Share

                                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                           -------------------------------     --------------------------------
                                                           SEPTEMBER  27,     SEPTEMBER  28,   SEPTEMBER 27,      SEPTEMBER 28,
                                                                1997               1996            1997                1996
                                                           --------------     -------------    -------------      -------------
                                                                              (in thousands except per share data)

Average common shares outstanding ................             7,334               1,108           7,319              1,078
Net effect of conversion of convertible
preferred stock ..................................              --                 3,258            --                3,258

Net effect of dilutive stock options - based
on the treasury stock method .....................               235                 257             176                285
                                                             -------            --------         -------          ---------

Totals ...........................................             7,569               4,623           7,495              4,621
                                                             =======            ========         =======          =========

Net income (loss) (pro forma in 1996) available to
common shareholders ..............................           $ 1,369            $    275         $ 3,783          $  (3,555)
                                                             =======            ========         =======          =========
Net income (loss) per share (pro forma in 1996) ..           $  0.18             $  0.06         $  0.50         $    (0.77)
                                                             =======            ========         =======          =========

Supplementary net income (loss) ..................                              $  1,192                          $  (1,341)
                                                                                ========                          =========

Supplementary net income (loss) per share ........                              $   0.16                          $   (0.18)
                                                                                ========                          =========
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